Exhibit 12.1
                                                                        5/18/99


                              ALABAMA POWER COMPANY
            Computation of ratio of earnings to fixed charges for the
                     the five years ended December 31, 1998
                   and the twelve months ended March 31, 1999



                                                                                                               Twelve
                                                                                                               Months
                                                                                                                Ended
                                                                         Year ended December 31,              March 31,
                                                =======================================================================
                                                  1994        1995          1996       1997         1998         1999
                                                ---------------------------Thousands of Dollars-----------------------
EARNINGS  AS DEFINED  IN ITEM 503 OF REGULATION S-K:
   Income  Before  Interest  Charges            $594,669    $628,304     $627,627    $645,449     $702,409    $692,168
      Federal and state income taxes             242,569     186,856      191,167     222,956      141,332     124,671
      Deferred  income taxes, net                (32,536)     32,047       16,715     (12,879)      79,323      93,207
      Deferred  investment  tax credits               (4)        (75)           -           -            -           -
      AFUDC - Debt funds                           3,590       7,109        6,517       4,855        4,664       5,746
                                                 --------   ---------     --------   ---------    ---------   ---------
         Earnings as defined                     808,288    $854,241      842,026    $860,381     $927,728    $915,792
                                                 ========   =========     ========   =========    =========   =========




FIXED CHARGES AS DEFINED IN ITEM 503 OF REGULATION S-K:
   Interest  on long-term  debt                 $180,182    $183,199     $171,689    $169,536     $194,559    $194,803
   Interest on interim  obligations                5,939      16,917       20,617      22,787       11,012       9,281
   Amort of debt disc, premium  and expense, net   9,655      20,270        9,520       9,657       42,506      42,800
   Other interest  charges                        19,909      27,064       34,227      57,799       67,129      61,583
                                                 --------   ---------     --------   ---------    ---------   ---------
         Fixed charges as defined                215,685    $247,450      236,053    $259,779     $315,206    $308,467
                                                 ========   =========     ========   =========    =========   =========



RATIO OF EARNINGS TO FIXED CHARGES                  3.75        3.45         3.57        3.31         2.94        2.97


Note: The above figures have been adjusted to give effect to Alabama Power
      Company's 50% ownership of Southern Electric Generating Company.